CMA Multi-State Municipal Series Trust
Series Number: 9
File Number: 811-5011
CIK Number: 810598
CMA Connecticut Municipal Money Fund
For the Period Ending: 03/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Inc., for the year ended March 31, 2003.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

4/12/2002	$4,600	Connecticut State HEFA	1.44%	7/01/2022
5/10/2002	2,100	Connecticut State HEFA	1.42	7/01/2024
5/14/2002	3,200	Connecticut State HEFA	1.42	7/01/2022
5/31/2002	8,000	Connecticut State HEFA	0.98	7/01/2024
5/31/2002	6,800	Connecticut State HEFA	0.98	7/01/2022